FORM 8 - A


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------


         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
               SECTION 12(b) or (g) of the SECURITIES ACT OF 1934


                           Community Bankshares, Inc.
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             (Exact name of registrant as specified in its charter)

        South Carolina                               57-0966962
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


791 Broughton Street
Orangeburg, South Carolina                              29115
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(Address of principal executive offices)               (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


                 Title of each class             Name of each exchange on which
                 to be so registered             each class is to be registered
                 -------------------             ------------------------------

                 Common Stock,                   American Stock Exchange
                    No Par Value

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:


                                     None
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                               (Title of Class)




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Item 1.           Description of Registrant's Securities to be Registered

                  The class of securities registered hereunder is the Registrant's Common Stock, no par value (the "Common Stock"). All shares of Common Stock are entitled to share equally in such dividends as the Board of Directors may declare on the Common Stock from sources legally available therefor. Each share of Common Stock has the same voting rights, privileges and preferences. Each share is entitled to one vote on any issue requiring a vote at any meeting. One-third of the outstanding shares of Common Stock constitute a quorum for the transaction of business at any meeting of shareholders. Cumulative voting is not permitted for the election of directors. Where there are more nominees for election as directors than positions to be filled the nominees with the greatest number of votes are elected. On all other matters of general business, if the number of shares voted for a proposition exceeds the number of shares voted against the proposition, the proposition is adopted if a quorum is present unless the South Carolina Business Corporation Act or the Registrant's Articles of Incorporation require a different vote for such matter. Shareholders are not entitled to preemptive rights.

                  The Registrant's Articles of Incorporation require the affirmative vote of 80% of the outstanding Common Stock to approve a merger or similar business combination, a sale of substantially all of the Registrant's assets or dissolution of the Registrant unless the transaction has been approved by at least two-thirds of the Board of Directors, in which case the affirmative vote of two-thirds of the outstanding Common Stock is needed for approval. Removal of directors without cause also requires the affirmative approval of 80% of the outstanding Common Stock. The Registrant has a classified Board of Directors; there are three classes of approximately equal size and the directors serve staggered three year terms. Nominations for director must be in writing and made at least 30 days prior to the meeting at which directors are to be elected. The Articles of Incorporation also require the Board of Directors, when evaluating any proposed plan of merger, consolidation, sale of assets or stock exchange, to consider the interests of the employees of the Registrant and its subsidiaries and of the communities in which the Registrant and its subsidiaries do business, in addition to the interests of the Registrant's shareholders. The provisions of the Articles of Incorporation set forth in this paragraph and the provisions relating to cumulative voting and preemptive rights set forth in the paragraph above may only be amended by the affirmative vote of 80% of the outstanding common stock unless such amendment has been approved by the affirmative vote of at least two-thirds of the Board of Directors, in which case the affirmative vote of two-thirds of the outstanding Common Stock is needed for approval.

Item 2.  Exhibits

                  The following exhibits required by Instruction II to Item 2 will be supplied to the American Stock Exchange.

                  1. Registrant's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1995.
                  2.    Registrant's  Quarterly  Reports on Form  10-QSB for the
                        quarters ended March 31, 1996 and June 30, 1996.
                  3.    Registrant's definitive Proxy Statement,  dated April 5,
                        1996.
                  4.    Registrant's  Articles of Incorporation  and Bylaws.
                  5.    Specimen of Registrant's Common Stock certificate.
                  6.    Registrant's 1995 Annual Report to Shareholders.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange

Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                        Community Bankshares, Inc.


                                        By:     /s/William W. Traynham
                                            -------------------------------
                                                William W. Traynham
                                                President


Date:
       October 16, 1996
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